Exhibit (g)(ii)

INVESTMENT SUB-ADVISORY AGREEMENT

THIS INVESTMENT SUB-ADVISORY AGREEMENT (the “Agreement”), dated as of June 25, 2013, among Guggenheim Credit Allocation Fund, a Delaware statutory trust (the “Trust”), Guggenheim Funds Investment Advisors, LLC, a Delaware limited liability company (the “Adviser”), and Guggenheim Partners Investment Management, LLC, a Delaware limited liability company (the “Sub-Adviser”).

WHEREAS, the Adviser has agreed to furnish investment management and advisory services to the Trust, a closed-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”) with respect to the assets of the Trust;

WHEREAS, the investment advisory agreement between the Adviser and the Trust dated as of June 25, 2013 (such agreement or the most recent successor agreement between such parties relating to advisory services to the Trust is referred to herein as the “Investment Advisory Agreement”) contemplates that the Adviser may sub-contract investment advisory services with respect to the Trust to a sub-adviser(s) pursuant to a sub-advisory agreement(s) agreeable to the Trust and approved in accordance with the provisions of the 1940 Act;

WHEREAS, the Adviser wishes to retain the Sub-Adviser to provide certain sub-advisory services;

WHEREAS, the Sub-Adviser is a registered investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”); and

WHEREAS, this Agreement has been approved in accordance with the provisions of the 1940 Act, and the Sub-Adviser is willing to furnish such services upon the terms and conditions herein set forth;

NOW, THEREFORE, in consideration of the mutual premises and covenants herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, it is agreed by and between the parties hereto as follows:

1.           APPOINTMENT. The Adviser hereby appoints the Sub-Adviser to act as a sub-adviser with respect to the Trust as set forth in this Agreement and the Sub-Adviser accepts such appointment and agrees to render the services herein set forth for the compensation herein provided.

2.           SERVICES OF THE SUB-ADVISER. Subject to the succeeding provisions of this section, the oversight and supervision of the Adviser and the direction and control of the Trust’s Board of Trustees, the Sub-Adviser will perform certain of the day-to-day operations of the Trust which may include one or more of the following services at the request of the Adviser: (i) managing the investment and reinvestment of the assets of the Trust in accordance with the investment policies of the Trust; (ii)

arranging, subject to the provisions of paragraph 3 hereof, for the purchase and sale of securities and other assets for the Trust; (iii) providing investment research and credit analysis concerning the assets of the Trust; (iv) placing orders for purchases and sales of assets of the Trust; (v) maintaining the books and records as are required to support Trust investment operations; (vi) monitoring on a daily basis the investment activities and portfolio holdings relating to the Trust; and (vii) voting proxies relating to the Trust’s portfolio securities in accordance with the proxy voting policies and procedures of the Sub-Adviser. At the request of the Adviser, the Sub-Adviser will also, subject to the oversight and supervision of the Adviser and the direction and control of the Trust’s Board of Trustees, consult with the Adviser as to the overall management of the assets of the Trust and the investment policies and practices of the Trust, including (but not limited to) the use by the Trust of financial leverage and elements (e.g., form, amount and costs) relating to such financial leverage and the utilization by the Trust of any interest rate or other hedging or risk management transactions in connection therewith, and will perform any of the services described in the Investment Advisory Agreement.  In addition, the Sub-Adviser will keep the Trust and the Adviser informed of developments materially affecting the Trust and shall, upon request, furnish to the Trust all information relevant to such developments. The Sub-Adviser will periodically communicate to the Adviser, at such times as the Adviser may direct, information concerning the purchase and sale of securities for the Trust, including: (i) the name of the issuer, (ii) the amount of the purchase or sale, (iii) the name of the broker or dealer, if any, through which the purchase or sale is effected, (iv) the CUSIP number of the instrument, if any, and (v) such other information as the Adviser may reasonably require for purposes of fulfilling its obligations to the Trust under the Investment Advisory Agreement. The Sub-Adviser will provide the services rendered by it under this Agreement in accordance with the Trust’s investment objective, policies and restrictions (as currently in effect and as they may be amended or supplemented from time to time) as stated in the Trust’s Prospectus filed with the Securities and Exchange Commission (the “SEC”) as part of the Trust’s Registration Statement on Form N-2 and the resolutions of the Trust’s Board of Trustees.  The Trust shall maintain its books and records, and the Sub-Adviser shall have no responsibility with respect thereto, other than its obligations under the 1940 Act, the Advisers Act or other applicable law.  In addition, the Sub-Adviser may, to the extent permitted by the 1940 Act, the Advisers Act and other applicable law, aggregate purchase and sale orders being made simultaneously for other accounts managed by the Sub-Adviser or its affiliates and allocate the securities so purchased or sold, as well as expenses incurred in the transaction, among the Trust and other accounts in an equitable manner.

3.           COVENANTS. In the performance of its duties under this Agreement, the Sub-Adviser:

(a)          shall at all times comply and act in accordance with: (i) the provisions of the 1940 Act and the Advisers Act and all applicable Rules and Regulations of the SEC thereunder; (ii) any other applicable provision of law; (iii) the provisions of the Agreement and Declaration of Trust and By-Laws of the Trust, as such documents are amended from time to time; (iv) the investment objectives, policies and restrictions of the

Trust as set forth in the Trust’s Prospectus filed with the SEC as part of the Trust’s Registration Statement on Form N-2; and (v) any policies, determinations and/or resolutions of the Board of Trustees of the Trust or the Adviser;

(b)           will place orders either directly with the issuer or with any broker or dealer. Subject to the other provisions of this paragraph, in placing orders with brokers and dealers, the Sub-Adviser will obtain the best price and the most favorable execution of its orders. In placing orders, the Sub-Adviser will consider the experience and skill of the firm’s securities traders as well as the firm’s financial responsibility and administrative efficiency. Consistent with this obligation, the Sub-Adviser may select brokers on the basis of the research, statistical and pricing services they provide to the Trust and other clients of the Adviser or the Sub-Adviser, as the case may be. Information and research received from such brokers will be in addition to, and not in lieu of, the services required to be performed by the Sub-Adviser hereunder. A commission paid to such brokers may be higher than that which another qualified broker would have charged for effecting the same transaction, provided that the Sub-Adviser determines in good faith that such commission is reasonable in terms either of the transaction or the overall responsibility of the Adviser and the Sub-Adviser to the Trust and their other clients and that the total commissions paid by the Trust will be reasonable in relation to the benefits to the Trust over the long-term. In no instance, however, will the Trust’s securities be purchased from or sold to the Adviser, the Sub-Adviser or any affiliated person thereof, except to the extent permitted by the SEC or by applicable law;

(c)           maintain books and records with respect to the Trust’s securities transactions and render to the Adviser and the Trust’s Board of Trustees such periodic and special reports as they may reasonably request;  and

(d)          treat confidentially and as proprietary information of the Trust all non-public records and other information relative to the Trust, and the Trust’s prior, current or potential shareholders, and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder.

4.           SERVICES NOT EXCLUSIVE. Nothing in this Agreement shall prevent the Sub-Adviser or any officer, employee or other affiliate thereof from acting as investment adviser for any other person, firm or corporation, or from engaging in any other lawful activity, and shall not in any way limit or restrict the Sub-Adviser or any of its officers, employees or agents from buying, selling or trading any securities for their own accounts or for the accounts of others for whom it or they may be acting; provided, however, that any of the foregoing activities are consistent with applicable law and the Sub-Adviser’s fiduciary obligations to the Trust.

5.           BOOKS AND RECORDS. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Sub-Adviser hereby agrees that all records which it maintains for the Trust are the property of the Trust and further agrees to surrender promptly to the Trust any such records upon the Trust’s request. The Sub-Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under the 1940 Act.

6.           AGENCY CROSS TRANSACTIONS. From time to time, the Sub-Adviser or brokers or dealers affiliated with the Sub-Adviser may find themselves in a position to buy for certain of their brokerage clients (each an “Account”) securities which the Sub-Adviser’s investment advisory clients wish to sell, and to sell for certain of their brokerage clients securities which advisory clients wish to buy. Where one of the parties is an advisory client, the Sub-Adviser or the affiliated broker or dealer cannot participate in this type of transaction (known as a cross transaction) on behalf of an advisory client and retain commissions from both parties to the transaction without the advisory client’s consent. This is because in a situation where a Sub-Adviser is making the investment decision (as opposed to a brokerage client who makes his own investment decisions), and the Sub-Adviser or an affiliate is receiving commissions from one or both sides of the transaction, there is a potential conflicting division of loyalties and responsibilities on the Sub-Adviser’s part regarding the advisory client. The SEC has adopted a rule under the Advisers Act which permits a Sub-Adviser or its affiliates to participate on behalf of an Account in agency cross transactions if the advisory client has given written consent in advance. By execution of this Agreement, the Trust authorizes the Sub-Adviser or its affiliates to participate in agency cross transactions involving an Account, consistent with any policies and procedures that may be adopted by the Board of Trustees of the Trust, and this Agreement shall constitute executed, written consent of the Trust for the Sub-Adviser engaging in agency cross transactions. The Trust may revoke its consent at any time by written notice to the Sub-Adviser.

7.           EXPENSES. During the term of this Agreement, the Sub-Adviser will bear all costs and expenses of its employees and any overhead incurred by the Sub-Adviser in connection with their duties hereunder and shall bear the costs of any salaries or trustees, fees of any officers or trustees of the Trust who are affiliated persons (as defined in the 1940 Act) of the Sub-Adviser.  The Sub-Adviser shall not be responsible for any expenses of the Adviser or the Trust not specifically set forth in this Section 7 or otherwise in any written agreement between the Sub-Adviser and the Trust or the Adviser, as the case may be.

8.           COMPENSATION.

(a)          The Adviser agrees to pay to the Sub-Adviser and the Sub-Adviser agrees to accept as full compensation for all services rendered by the Sub-Adviser as such, a monthly fee payable in arrears at an annual rate equal to 0.50% of the Trust’s average daily Managed Assets.  “Managed Assets” means the total assets of the Trust, including the assets attributable to the proceeds from financial leverage, including the issuance of senior securities represented by indebtedness (including through borrowing from financial institutions or issuance of debt securities, including notes or commercial paper), the issuance of preferred shares, the effective leverage of certain portfolio transactions such as reverse repurchase agreements, dollar rolls and inverse floating rate securities, or any other form of financial leverage, minus liabilities, other than liabilities related to any financial leverage.  For any period less than a month during which this Agreement is in effect, the fee shall be prorated according to the proportion which such period bears to a full month of 28, 29, 30 or 31 days, as the case may be.

(b)           For purposes of this Agreement, the total assets of the Trust shall be calculated pursuant to the procedures adopted by resolutions of the Trustees of the Trust for calculating the value of the Trust’s assets or delegating such calculations to third parties.

9.            CERTAIN INFORMATION. The Sub-Adviser shall promptly notify the Adviser in writing of the occurrence of any of the following events: (a) the Sub-Adviser failing to be registered as an investment adviser under the Advisers Act, (b) the Sub-Adviser having been served or otherwise have notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of the Trust, (c) the occurrence of any change in control of the Sub-Adviser or any parent of the Sub-Adviser within the meaning of the 1940 Act, or (d) the occurrence of any material adverse change in the business or financial position of the Sub-Adviser.

10.           LIMITATION ON LIABILITY.

(a)           the Sub-Adviser will not be liable for any error of judgment or mistake of law or for any loss suffered by the Adviser or by the Trust (or their respective agents) in connection with the performance of this Agreement, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services or a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its duties under this Agreement.

(b)           The Trust may, but shall not be required to, make advance payments to the Sub-Adviser in connection with the expenses of the Sub-Adviser in defending any action with respect to which damages or equitable relief might be sought against the Sub-Adviser under this Section (which payments shall be reimbursed to the Trust by the Sub-Adviser as provided below) if the Trust receives (i) a written affirmation of the Sub-Adviser’s good faith belief that the standard of conduct necessary for the limitation of liability in this Section has been met and (ii) a written undertaking to reimburse the Trust whether or not the Sub-Adviser shall be deemed to have liability under this Section, such reimbursement to be due upon (1) a final decision on the merits by a court or other body before whom the proceeding was brought as to whether or not the Sub-Adviser is liable under this Section or (2) in the absence of such a decision, upon the request of the Sub-Adviser for reimbursement by a majority vote of a quorum consisting of trustees of the Trust who are neither “interested persons” of the Trust (as defined in Section 2(a)(19) of the 1940 Act) nor parties to the proceeding (“Disinterested Non-Party Trustees”). In addition, at least one of the following conditions must be met: (A) the Sub-Adviser shall provide a security for such Sub-Adviser undertaking, (B) the Trust shall be insured against losses arising by reason of any lawful advance, or (C) a majority of a quorum of the Disinterested Non-Party Trustees of the Trust or an

independent legal counsel in a written opinion, shall determine, based on a review of readily available facts (as opposed to a full trial-type inquiry), that there is a reasonable belief that the Sub-Adviser ultimately will be found not to be liable under this Section.

11.           DURATION AND TERMINATION. This Agreement shall become effective as of the date hereof and shall continue (unless terminated automatically as set forth below) in effect for a period of two years. Thereafter, if not terminated, this Agreement shall continue in effect with respect to the Trust for successive periods of 12 months, provided such continuance is specifically approved at least annually by both (a) the vote of a majority of the Trust’s Board of Trustees or a vote of a majority of the outstanding voting securities of the Trust at the time outstanding and entitled to vote and (b) by the vote of a majority of the Trustees, who are not parties to this Agreement or interested persons (as such term is defined in the 1940 Act) of any such party, cast in person at a meeting called for the purpose of voting on such approval. Notwithstanding the foregoing, this Agreement may be terminated by the Trust, without the payment of any penalty, upon giving the Sub-Adviser 60 days’ notice (which notice may be waived by the Sub-Adviser), provided that such termination by the Trust shall be directed or approved by the vote of a majority of the Trustees of the Trust in office at the time or by the vote of the holders of a majority of the voting securities of the Trust at the time outstanding and entitled to vote, or by the Sub-Adviser on 60 days’ written notice (which notice may be waived by the Trust), and will terminate automatically upon any termination of the Investment Advisory Agreement between the Trust and the Adviser. This Agreement will also immediately terminate in the event of its assignment. (As used in this Agreement, the terms “majority of the outstanding voting securities,” “interested person” and “assignment” shall have the same meanings of such terms in the 1940 Act.)

12.           NOTICES. Any notice under this Agreement shall be in writing to the other party at such address as the other party may designate from time to time for the receipt of such notice and shall be deemed to be received on the earlier of the date actually received or on the fourth day after the postmark if such notice is mailed first class postage prepaid.

13.           AMENDMENT OF THIS AGREEMENT. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought. Any amendment of this Agreement shall be subject to the 1940 Act.

           14.           GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware for contracts to be performed entirely therein without reference to choice of law principles thereof and in accordance with the applicable provisions of the 1940 Act.

15.            USE OF THE NAME “GUGGENHEIM.” Pursuant to a Name Licensing Agreement, dated June 25, 2013, the Sub-Adviser has consented to the use by the Trust of the name or identifying word “Guggenheim” in the name of the Trust.

16.           MISCELLANEOUS. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or other wise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding on, and shall inure to the benefit of the parties hereto and their respective successors.

17.           COUNTERPARTS. This Agreement may be executed in counterparts by the parties hereto, each of which shall constitute an original counterpart, and all of which, together, shall constitute one Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their duly authorized officers designated below as of the day and year first above written.

GUGGENHEIM FUNDS INVESTMENT ADVISORS, LLC

By:	/s/ Donald C. Cacciapaglia
Name: Donald C. Cacciapaglia Title: President and Chief Executive Officer

GUGGENHEIM PARTNERS INVESTMENT MANAGEMENT, LLC

By:	/s/ B. Scott Minerd
Name: B. Scott Minerd Title: Chief Investment Officer, President and Chief Executive Officer

GUGGENHEIM CREDIT ALLOCATION FUND

By:	/s/ Mark E. Mathiasen
Name: Mark E. Mathiasen Title: Secretary